                                                                  EXHIBIT (c)(3)

                               HAPPY KIDS, INC.
                            SHAREHOLDERS AGREEMENT
                            ----------------------


          THIS SHAREHOLDERS AGREEMENT (this "Agreement") is made as of September 17, 1999, by and among Happy Kids Inc., a New York corporation (the "Company"), HIG - HK Investment, Inc., a Cayman Island corporation (the "Investment Corp."), each of the Persons listed on Schedule I attached hereto (the "Management Investors"), and each other Person set forth from time to time on Schedule I who, at any time, acquires securities of the Company and executes a counterpart to this Agreement or otherwise agrees to be bound by the provisions hereof (such Persons, the "New Shareholders") (Investment Corp., the Management Investors and the New Shareholders are collectively referred to herein as the "Shareholders," and each as a "Shareholder"). Unless otherwise indicated herein, capitalized terms used herein are defined in Section 11 hereof.

          WHEREAS, the Company and HK Merger Corp., a New York Corporation ("HK") have, simultaneously with the execution and delivery of this Agreement, entered into an Agreement and Plan of Merger (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of HK with and into the Company (the "Merger");

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

          1.   Board of Directors.

          (a) From and after the effective date of the Merger and until the provisions of this Section 1 cease to be effective, each holder of Shareholder Shares shall vote all of their Shareholder Shares and any other voting securities of the Company over which such Shareholder has voting control and shall take all other necessary or desirable actions within its control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

                    (i) the authorized number of directors on the Company's board of directors (the "Board") shall be established at such number as Investment Corp. shall determine from time to time (provided that the authorized number of directors on the Board shall not be reduced below the amount necessary to allow for the designations provided for pursuant to clauses (ii), (iii), (iv) and (v) below));

                    (ii) the following persons shall be elected to the Board:

                         (A) such representatives as are designated by holders of a majority of the Investment Corp. Shares from time to time (the "Investment Corp.

                    Directors"), who shall initially be John R. Black, Rick Rosen, Sami W. Mnaymneh, Anthony A. Tamer and John P. Bolduc; and

                         (B) Jack M. Benun, Mark B. Benun, Isaac Levy, and Andrew Glasgow (the "Management Directors");

                    (iii) the removal from the Board of any Investment Corp. Director shall be only upon the written request of Investment Corp.;

                    (iv) the removal from the Board of any Management Director, other than as set forth in Section 1(a)(v) hereof, shall be only upon the written request of the majority of the Management Directors other than the Director to be removed;

                    (v) in the event that any Management Director ceases to be an employee of the Company and its Subsidiaries, he shall be removed as a director promptly after his employment ceases; provided, however, that such Management Director shall retain his directorship if both (a) such Management Director was terminated without Cause (as such term is defined in such Management Director's Employment Agreement) or resigned with Good Reason (as such term is defined in such Management Director's Employment Agreement), and (b) such Management Director continues to hold five (5) percent or more of the Company's Common Stock; and

                    (vi) in the event that any Investment Corp. Director or Management Director designated hereunder for any reason ceases to serve as a member of the Board during his term of office, the resulting vacancy on the Board shall be filled by a representative designated by holders of a majority of the Investment Corp. Shares, or by holders of a majority of the Management Investor Shares, respectively; provided, however, that if a Management Director ceases to serve as a member of the Board because he was terminated with Cause (as such term is defined in such Management Director's Employment Agreement) or resigned without Good Reason (as such term is defined in such Management Director's Employment Agreement), then the resulting vacancy on the Board shall be filled by holders of a majority of the Investment Corp. Shares.

          (b) The Company shall pay all reasonable out-of-pocket expenses incurred by each director in connection with attending regular and special meetings of the Board and any committee thereof.

          (c) If any party fails to designate a representative to fill a directorship pursuant to the terms of this Section 1, the election of a person to such directorship shall be accomplished in accordance with the Company's bylaws and applicable law.

          2.   Restrictions on Transfer of Shareholder Shares.

          (a) Transfer of Shareholder Shares. No holder of Shareholder Shares (other than Investment Corp. and its Affiliates, who shall only be bound pursuant to (b) below) shall sell, transfer, assign, pledge or otherwise dispose of (a "Transfer") any interest in any Shareholder Shares without the prior written consent of the Investment Corp., except Transfers pursuant to and in accordance with paragraphs 2(b), 2(c), 3, 4 and 5 below.

          (b)  Participation Rights.

                    (i) Except in the case of a Transfer permitted by paragraphs 2(c)(i), (ii) or (iv) below, at least 30 days prior to any Transfer of Shareholder Shares by Investment Corp. (other than a Transfer among the shareholders of Investment Corp. or its Affiliates or to an employee of the Company or its Subsidiaries), Investment Corp. (the "Transferring Shareholder") will deliver a written notice (the "Sale Notice") to the Company and the other holders of Shareholder Shares (the "Other Shareholders"), specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the Transfer. The Other Shareholders may elect to participate in the contemplated Transfer by delivering written notice to the Transferring Shareholder within 15 days after delivery of the Sale Notice. If any Other Shareholders have elected to participate in such Transfer, the Trans ferring Shareholder and each such Other Shareholder will be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Shareholder Shares equal to the product of (A) the quotient determined by dividing the number of Shareholder Shares owned by such Person by the aggregate number of Shareholder Shares owned by the Transferring Shareholder and the Other Shareholders participating in such sale and the aggregate number of Shareholder Shares held by any other Shareholders exercising any contractual rights they may have to participate in such sale and proposed to be sold in such sale and (B) the number of shares of Shareholder Shares to be sold in the contemplated Transfer.

                    (ii) The Transferring Shareholder will use reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Other Shareholders in any contemplated Transfer, and the Transferring Shareholder will not Transfer any of its Shareholder Shares to the prospective transferee(s) unless (A) the prospective transferee(s) agrees to allow the participation of the Other Shareholders or (B) the Transferring Shareholder agrees to purchase the number of shares of such class of Shareholder Shares from the Other Shareholders which the Other Shareholders would have been entitled to sell pursuant to the last sentence of paragraph 2(b)(i) above.

(c) Permitted Transfers. The restrictions contained in paragraphs 2(a) and (b) shall not apply to (i) any Transfer of Shareholder Shares by Investment Corp. among its Affiliates, (ii) a Public Sale, (iii) an Approved Sale or (iv) a Transfer of Shareholder Shares by any Shareholder pursuant to the laws of descent and distribution or among such Shareholder's Family Group; provided that the restrictions contained in this Agreement will continue to be applicable to the Shareholder

Shares after any Transfer pursuant to clauses (i) and (iv) above and the transferees of such Shareholder Shares shall agree in writing to be bound by the provisions of this Agreement. Upon the Transfer of Shareholder Shares pursuant to this paragraph 2(c), the transferees will deliver a written notice to the Company and Investment Corp., which notice will disclose in reasonable detail the identity of such transferee.

          (d) Termination of Restrictions. The restrictions set forth in this paragraph 2 shall continue with respect to each Shareholder Share until the earlier of (i) the date on which such Shareholder Share has been transferred in a Public Sale, (ii) the consummation of an Approved Sale or (iii) the consummation of the Company's initial public offering of its equity securities (the "IPO").

          3.   Repurchase Option.

          (a) In the event a Management Investor ceases to be employed by the Company and its Subsidiaries other than by termination without Cause (as such term is defined in such Management Director's Employment Agreement) or resignation with Good Reason (as such term is defined in such Management Director's Employment Agreement) (the "Termination"), the Common Stock issued or issuable to such Management Investor (the "Management Investor Shares") (whether held such Management Investor or by one or more of such Management Investor's transferees) shall be subject to repurchase by Investment Corp. pursuant to the terms and conditions set forth in this paragraph 3 (the "Repurchase Option").

          (b) In the event a Management Investor ceases to be employed by the Company and its Subsidiaries because of his or her death or disability, such Management Investor (or his estate, as the case may be) may transfer his Management Investor Shares to the other Management Investors. In the event that any such Management Investor Shares are not so transferred within sixty (60) days of the Management Investor's death or disability (as such term is defined in such Management Director's Employment Agreement), such shares shall be subject to repurchase by Investment Corp, and the purchase price for each Management Investor Share shall be the Fair Market Value for such share.

          (c) In the event a Management Investor ceases to be employed by the Company and its Subsidiaries because of his or her termination with Cause (as such term is defined in such Management Director's Employment Agreement) or resignation without Good Reason (as such term is defined in such Management Director's Employment Agreement), the purchase price for each Management Investor Share shall be the Original Value for such share.

(d) Investment Corp. may elect to purchase all or any portion of the terminated Management Investor Shares (other than those transferred pursuant to section 3(b)) by delivering written notice (the "Repurchase Notice") to the holder or holders of the terminated Management Investor Shares within 120 days after the Termination. The Repurchase Notice shall set forth the number of Management Investor Shares to be acquired from each holder of the terminated Management Investor Shares, the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction. The number of shares to be repurchased by Investment Corp.

shall first be satisfied to the extent possible from the shares of the terminated Management Investor Shares held by such terminated Management Investor at the time of delivery of the Repurchase Notice. If the number of Management Investor Shares then held by such terminated Management Investor is less than the total number of Management Investor Shares Investment Corp. has elected to purchase, Investment Corp. shall purchase the remaining shares elected to be purchased from the transferee(s), if any, of the terminated Management Investor Shares under this Agreement, pro rata according to the number of terminated Management Investor Shares held by such transferee(s) at the time of delivery of such Repurchase Notice (determined as close as practicable to the nearest whole shares).

          (e) If for any reason Investment Corp. does not elect to purchase all of the Management Investor Shares pursuant to the Repurchase Option, the Company shall be entitled to exercise the Repurchase Option for the Management Investor Shares Investment Corp. has not elected to purchase (the "Available Shares"). As soon as practicable after Investment Corp. has determined that there will be Available Shares, but in any event within 45 days after the Termination, Investment Corp. shall give written notice (the "Option Notice") to the Company setting forth the number of Available Shares and the purchase price for the Available Shares. The Company may elect to purchase any or all of the Available Shares by giving written notice to Investment Corp. and the terminated Management Investor within 30 days after the Option Notice has been given by Investment Corp. As soon as practicable, and in any event within ten days after the expiration of the 30-day period set forth above, Investment Corp. shall notify each holder of Management Investor Shares as to the number of shares being purchased from such holder by the Company (the "Supplemental Repurchase Notice").

          (f) The closing of the purchase of the Management Investor Shares pursuant to the Repurchase Option shall take place on the date designated by Investment Corp. in the Repurchase Notice or Supplemental Repurchase Notice, which date shall not be more than 40 days nor less than five days after the delivery of the later of either such notice to be delivered. Investment Corp. and/or the Company shall pay for the Management Investor Shares to be purchased pursuant to the Repurchase Option by delivery of a check or wire transfer of funds, unless such payment violates any restrictive covenant relating to any of the Company's indebtedness, in which case, by a subordinated note or notes payable in up to, three equal annual installments beginning on the first anniversary of the closing of such purchase and bearing interest (payable quarterly) at a rate per annum equal to the prime rate as published from time to time in the Wall Street Journal, in the aggregate amount of the purchase price for such shares; provided that Investment Corp. and the Company shall use reasonable efforts to make all such repurchases with a check or wire transfer of funds. Any notes issued by the Company pursuant to this paragraph 3(f) shall be subject to any restrictive covenants to which the Company is subject at the time of such purchase, provided that the notes will be permitted to be paid when due. In addition, the Company may pay the purchase price for such shares by offsetting any bona fide debts owed by such Management Investor to the Company. The purchasers of Management Investor Shares hereunder shall be entitled to receive customary representations and warranties from the sellers regarding such sale of shares (including representations and warranties regarding good title to such shares, free and clear of any liens or encumbrances) and to require all sellers' signatures be guaranteed by a national bank or reputable securities broker.

          (g) The right of Investment Corp. and the Company to repurchase Management Investor Shares pursuant to this paragraph 3 shall terminate upon the first to occur of (i) the consummation of an Approved Sale or (ii) the consummation of an IPO.

          4.   Sale of the Company.

          (a) In the event that the Board determines to sell all or substantially all of the Company's assets determined on a consolidated basis or sell all or substantially all of the Company's outstanding capital stock (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise), each holder of Management Investor Shares will be given the opportunity to participate in such sale process (to the extent such participation does not materially interfere or impede such sale process) and to make an offer to the Board to purchase such assets or capital stock if the holders of Management Investor Shares so desire.

          (b) If the Board and the holders of a majority of the shares of Common Stock then outstanding approve a sale of all or substantially all of the Company's assets determined on a consolidated basis or a sale of all or substantially all of the Company's outstanding capital stock (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) to any Independent Third Party or group of Independent Third Parties (collectively an "Approved Sale"), each holder of Shareholder Shares will consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as
(i) a merger or consolidation, each holder of Shareholder Shares will waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of stock, each holder of Shareholder Shares will agree to sell all of his Shareholder Shares and rights to acquire Shareholder Shares on the terms and conditions approved by the Board and the holders of a majority of the Shareholder Shares then outstanding. Each holder of Shareholder Shares will take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Company.

          (c) The obligations of the holders of Shareholder Shares with respect to an Approved Sale are subject to the satisfaction of the following conditions:
(i) upon the consummation of the Approved Sale, each holder of Shareholder Shares will receive the same form of consideration and the same portion of the aggregate consideration that such holders of Shareholder Shares would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company's Certificate of Incorporation as in effect immediately prior to such Approved Sale; (ii) if any holders of a class of Shareholder Shares are given an option as to the form and amount of consideration to be received, each holder of such class of Shareholder Shares will be given the same option; and (iii) each holder of then currently exercisable rights to acquire shares of a class of Shareholder Shares will be given an opportunity to exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of such class of Shareholder Shares.

          (d) If the Company or the holders of the Company's securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction

(including a merger, consolidation or other reorganization), the holders of Shareholder Shares will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company. If any holder of Shareholder Shares appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any holder of Shareholder Shares declines to appoint the purchaser representative designated by the Company such holder will appoint another purchaser representative, and such holder will be responsible for the fees of the purchaser representative so appointed.

          (e) Holders of Shareholder Shares will bear their pro-rata share (based upon the number of shares sold) of the costs of any sale of Shareholder Shares pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of Common Stock and are not otherwise paid by the Company or the acquiring party. Costs incurred by holders of Shareholder Shares on their own behalf will not be considered costs of the transaction hereunder.

          (f) The provisions of this paragraph 4 will terminate upon completion of an IPO.

          5. Public Offering. If the Board of Directors of the Company and the holders of a majority of the shares of Common Stock then outstanding approve an IPO pursuant to an effective registration statement under the Securities Act, the holders of Shareholder Shares will take all necessary or desirable actions in connection with the consummation of the IPO; provided, however, that all such holders of Shareholder Shares are treated on a substantially similar basis.

          6.   Preemptive Rights.

          (a) If the Company authorizes the issuance or sale of any of its equity securities (other than as a dividend on the outstanding Common Stock or pursuant to a public offering registered under the Securities Act) to Investment Corp. or its Affiliates, the Company shall first offer to sell to each holder of Shareholder Shares a portion of such stock or securities equal to the quotient determined by dividing (A) the number of outstanding Shareholder Shares held by such holder of Shareholder Shares by (B) the total number of Shareholder Shares outstanding. Each holder of Shareholder Shares shall be entitled to purchase such stock or securities at the most favorable price and on the most favorable terms as such stock or securities are to be offered to Investment Corp. or its Affiliates. The purchase price for all stock and securities offered to each holder of Shareholder Shares shall be payable in cash by wire transfer of immediately available funds.

          (b) In order to exercise its purchase rights hereunder, each holder of Shareholder Shares must within 15 days after receipt of written notice from the Company describing in reason able detail the stock or securities being offered, the purchase price thereof, the payment terms and such holder's percentage allotment deliver a written notice to the Company describing its election hereunder.

          (c) Upon the expiration of the offering periods described above, the Company shall be entitled to sell such stock or securities which the holder of Shareholder Shares has not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to holders of Shareholder Shares. Any stock or securities offered or sold by the Company to any Person after such 90-day period must be reoffered to each holder of Shareholder Shares pursuant to the terms of this paragraph 6.

          (d) The rights under this paragraph shall terminate upon the consummation of an IPO.

          7. Legend. Each certificate evidencing Shareholder Shares and each certificate issued in exchange for or upon the transfer of any Shareholder Shares (if such shares remain Shareholder Shares as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE
          ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS
          PURSUANT TO A SHAREHOLDERS AGREEMENT, DATED AS OF
          SEPTEMBER 17, 1999, AMONG THE ISSUER OF SUCH
          SECURITIES (THE "COMPANY") AND CERTAIN OF THE
          COMPANY'S SHAREHOLDERS.  A COPY OF SUCH
          SHAREHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT
          CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON
          WRITTEN REQUEST."

The Company shall imprint such legend on certificates evidencing Shareholder Shares outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Shareholder Shares in accordance with paragraph 11 hereof.

          8. Transfer. Prior to a Transfer of any Shareholder Shares (other than in a Public Sale or in an Approved Sale) to any Person, the transferring Shareholder shall cause the prospective transferee to execute and deliver to the Company and the other Shareholders a counterpart of this Agreement.

9. Indemnification. The Company shall indemnify, defend and hold harmless Jack M. Benun, Mark J. Benun and Isaac Levy against all judgments, fines, losses, claims, damages, costs or expenses (including reasonable attorneys' fees) or liabilities, incurred in their capacity as a shareholder of the Company, arising out of or related to matters, actions or omissions or alleged actions or omissions occurring or arising in connection with the transactions contemplated by the Merger, to the full extent permitted by New York law.

          10. Termination or Amendment of Other Agreements. The parties acknowledge and agree that the Shareholders Agreement, by and between Jack M. Benun, Mark J. Benun and Isaac Levy, dated January 1, 1998 shall be terminated and of no further force or effect, and the Voting Agreement, by and between Jack
M. Benun, Mark J. Benun and the Company, dated January 1, 1998, shall be amended, as necessary, to reflect the transaction contemplated by the Merger.

          11.  Definitions.

          "Affiliate" of a Shareholder means any other person, entity or investment fund controlling, controlled by or under common control with the Shareholder and, in the case of a Shareholder which is a partnership, any partner of the Shareholder.

          "Certificate of Incorporation" means the Company's certificate of incorporation in effect at the time as of which any determination is being made.

          "Common Stock" means the Company's Common Stock, $.01 par value per share.

          "EBITDA" means, with respect to any period, the Company's consolidated audited net income for such period (a) plus interest expense for such period to the extent deducted (included) in computing net income for such period; (b) plus federal, state, local and foreign income taxes for such period to the extent deducted in computing net income for such period; (c) plus depreciation expense and amortization expense for such period to the extent deducted in computing net income for such period; (d) less extraordinary gains for such period to the extent included in computing net income for such period.

          "Fair Market Value" of each Management Investor Share means the price of such share in a liquidation of the Company if the Company were valued at (a)
(i) four, multiplied by (ii) EBITDA for the twelve-month period immediately preceding the date of the Management Investor's Termination, less (b) all of the Company's indebtedness. Such calculations shall be determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

          "Family Group" means a shareholder's spouse and descendants (whether or not adopted) and any trust solely for the benefit of the Shareholder and/or the Shareholder's spouse and/or descendants.

"Independent Third Party" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 10% of the Company's Common Stock on a fully-diluted basis (a "10% Owner"), who is not controlling, controlled by or under common control with any such 10% Owner and who is not the spouse or descendent (by birth or adoption) of any such 10% Owner or a trust for the benefit of such 10% Owner and/or such other Persons.

          "Investment Corp. Shares" means (i) any Common Stock acquired by Investment Corp. and (ii) any equity securities issued or issuable directly or indirectly with respect to the Common Stock referred to in clause (i) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

          "Management Investor Shares" means (i) any Common Stock acquired by the Management Investors and (ii) any equity securities issued or issuable directly or indirectly with respect to the Common Stock referred to in clause
(i) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

          "Original Value" of each Management Investor Share means $7.164 per share, as adjusted by way of stock dividend or stock splits after the date hereof.

          "Other Shares" means (i) any shares of Common Stock issued or issuable to the Management Investors and/or New Shareholders and (ii) any equity securities issued or issuable directly or indirectly with respect to the Common Stock referred to in clause (i) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

          "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Public Sale" means any sale of Shareholder Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.

          "Securities Act" means the Securities Act of 1933, as amended from time to time.

          "Shareholder Shares" means Investment Corp. Shares and Other Shares. As to any particular shares constituting Shareholder Shares, such shares will cease to be Shareholder Shares when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, or (y) sold to the public through a broker, dealer or market maker pursuant to Rule 144 (or by similar provision then in force) under the Securities Act.

          12. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Shareholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Shareholder Shares as the owner of such shares for any purpose.

          13. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Shareholders unless such modification, amendment or waiver is approved in writing by the Company and the holders of at least a majority of the then outstanding Shareholder Shares; provided that, in the event that such amendment or waiver would adversely affect a holder or group of holders of Shareholder Shares in a manner different than any other holders of Shareholder Shares, then such amendment or waiver will require the consent of such holder of Shareholder Shares or a majority of the Shareholder Shares held by such group of holders adversely affected. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

          14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          15. Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          16. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Shareholders and any subsequent holders of Shareholder Shares and the respective successors and assigns of each of them, so long as they hold Shareholder Shares.

          17.  Counterparts.   This Agreement may be executed in separate
counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

          18. Remedies. The parties hereto acknowledge and agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Shareholder shall have the right to injunctive relief, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement. Nothing contained in this Agreement shall be construed to confer upon any Person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

          19.  Arbitration.

          (a) Arbitration. In the event of disputes between the Shareholders with respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) at New York, New York. Such arbitration proceeding shall be conducted in as expedited a manner as is then permitted by the commercial arbitration rules (formal or informal) of the American Arbitration Association, and the arbitrator or arbitrators in any such arbitration shall be persons who are expert in the subject matter of the dispute. Both the foregoing agreement of the Shareholders to arbitrate any and all such claims, and the results, determination, finding, judgment and/or award rendered through such arbitration, shall be final and binding on the Parties hereto and may be specifically enforced by legal proceedings. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in his or its sole discretion, ask for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

          (b) Procedure. Such arbitration may be initiated by written notice from either party to the other party which shall be a compulsory and binding proceeding on each party. The arbitration shall be conducted before a panel of arbitrators selected in accordance with the rules of the American Arbitration Association. The costs of said arbitrators and the arbitration shall be borne equally by the parties to the arbitration. Each party shall bear separately the cost of their respective attorneys, witnesses and experts in connection with such arbitration. Time is of the essence of this arbitration procedure, and the arbitrators shall be instructed and required to render their decision within ten
(10) days following completion of the arbitration.

          (c) Venue and Jurisdiction. Any and all legal proceedings to enforce this Agreement, (including any action to compel arbitration hereunder or to enforce any award or judgment rendered thereby), shall be governed in accordance with this paragraph 18 hereunder.

          20. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid) or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Investment Corp., the Company and the Management Investors at the addresses indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

                                  The Company:

                                  Happy Kids Inc.
                                  100 West 33rd Street
                                  Suite 1100
                                  New York, NY 10001
                                  Attention:   Chairman

                                  The Management Investors:

                                  Jack M. Benun
                                  c/o Happy Kids Inc.

                                  100 West 33rd Street
                                  Suite 1100
                                  New York, NY 10001

                                  Mark J. Benun
                                  c/o Happy Kids Inc.
                                  100 West 33rd Street
                                  Suite 1100
                                  New York, NY 10001

                                  Isaac Levy
                                  c/o Happy Kids Inc.
                                  100 West 33rd Street
                                  Suite 1100
                                  New York, NY 10001

                                  The Investment Corp.:

                                  H.I.G. - HK Investment, Inc.
                                  c/o H.I.G. Capital Management, Inc.
                                  1001 Brickell Bay Drive
                                  27th Floor
                                  Miami, Florida  33131
                                  Attn:   John R. Black
                                          Rick Rosen

A copy of any notice to HK, Investment Corp. or the Company shall be sent to Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, Attn: James
L. Learner, P.C., and a copy of any notice to the Company shall also be sent to H.I.G. Capital Management, Inc., 1001 Brickell Bay Drive, 27th Floor, Miami, Florida 33131, Attn: John R. Black and Rick Rosen. A copy of any notice to the Management Investors or the Company shall be sent to Buchanan Ingersoll, P.C., College Centre, 500 College Road East, Princeton, N.J. 08540, Attn: David J. Sorin.

          21. Governing Law. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

          22. Effectiveness. This Agreement shall not be effective for any purpose unless and until the consummation of the Merger in accordance with the Merger Agreement. If the Merger Agreement is terminated prior to consummation of the Merger, this Agreement shall be deemed void ab initio and of no further effect.

          23. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                                    * * * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement on the day and year first above written.


                                       HAPPY KIDS INC.



                                       /s/ Jack M. Benun
                                       ----------------------------------------
                                       By:  Jack M. Benun
                                       Its: President


                                       HIG - HK INVESTMENT, INC


                                       /s/ Sami Mnaymneh
                                       ----------------------------------------
                                       By:  Sami Mnaymneh
                                       Its: President


                                       /s/ Jack M. Benun
                                       ----------------------------------------
                                       Jack M. Benun



                                       /s/ Mark J. Benun
                                       ----------------------------------------
                                       Mark J. Benun



                                       /s/ Isaac Levy
                                       ----------------------------------------
                                       Isaac Levy

                                  SCHEDULE I


                             Management Investors
                             --------------------


     1.        Jack M. Benun
     2.        Mark J. Benun
     3.        Isaac Levy